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                                                                     EXHIBIT 5.1



                                BROAD AND CASSEL

                                ATTORNEYS AT LAW

       BOCA RATON * FT. LAUDERDALE * MIAMI * ORLANDO * TALLAHASSEE * TAMPA
                                 WEST PALM BEACH

                                   SUITE 3000
                                  MIAMI CENTER
                          201 SOUTH BISCAYNE BOULEVARD
                              MIAMI, FLORIDA 33131
                                 (305) 373-9400
                               FAX (305) 373-9443
                             www.broadandcassel.com

                                  June 7, 1999


onlinetradinginc.com corp.
2700 N. Military Trail
Boca Raton, FL 33431

         Re:      onlinetradinginc.com corp. (the "Company")

Ladies and Gentlemen:

         You have requested our opinion with respect to the shares of the Company's common stock, $0.01 par value per share (the "Common Stock"), the representative's warrant to purchase shares of Common Stock (the "Representative's Warrant"), and the shares of Common Stock underlying the Representative's Warrant (the "Warrant Shares"), included in the Registration Statement filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"). Any terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

         As counsel to the Company, we have examined the original or certified copies of such records of the Company, and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary for the opinions expressed in this letter. In such examination, we have assumed the genuineness of all signatures on original documents, and the conformity to original documents of all copies submitted to us as conformed or photostatic copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

         Based on, and subject to the foregoing, we are of the opinion that, when the shares of Common Stock, the Representative's Warrant and the Warrant Shares are issued and delivered in accordance with the terms of the Underwriting Agreement and the Representative's Warrant, as the case may be, all filed as exhibits to the Registration Statement, the shares of Common Stock, the Representative's Warrant and the Warrant Shares will be duly and validly issued, and the Common Stock and Warrant Shares will be fully paid and non-assessable.




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onlinetradinginc.com.corp.
May 27, 1999
Page 2



         This opinion has been prepared and is to be construed in accordance with the Report on Standards for Florida Opinions, dated April 8, 1991, as amended and supplemented, issued by the Business Law Section of The Florida Bar (the "Report"). The Report is incorporated by reference into this opinion.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the use of our name under the caption "Legal Matters" in the Prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

                                              Sincerely,

                                              BROAD AND CASSEL























                                BROAD AND CASSEL